Rand Logistics Inc.

                              FOR IMMEDIATE RELEASE

         RAND LOGISTICS WARRANT EXERCISES GENERATE $17.8 MILLION IN CASH
                                 FOR THE COMPANY

New York, NY - July 18, 2007 - Rand Logistics Inc. (NASDAQ: RLOG, RLOGW, RLOGU) today announced that 3,964,965 of its publicly traded warrants were exercised under the program whereby holders could exercise warrants at $4.50, versus the $5.00 exercise price provided by the original terms of the warrants, generating cash of $17,842,000 for Rand. The reduced exercise price program expired on July 13, 2007, and the original exercise price of $5.00 has been reinstituted for all remaining unexercised warrants. 5,231,215 warrants remain outstanding, including 1,571,349 warrants owned by officers and directors, none of whom exercised any warrants at the reduced exercise price.

Laurence Levy, Chairman and CEO, stated, "We are delighted by the enthusiastic response of our warrant holders to the reduced exercise price. The warrant exercises substantially enhance our balance sheet, improve our liquidity, and reduce the warrant overhang on our common stock. We believe we are now well funded to make further investments, both internally and externally, in growing our business."

About Rand Logistics

Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of eleven self-unloading bulk carriers, including nine River Class vessels and one River Class self-unloading tug/barge unit. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act - which dictates that only ships that are built, crewed and owned by U.S. citizens can operate between U.S. ports - and the Canada Marine Act - which requires Canadian commissioned ships to operate between Canadian ports.

Forward-Looking Statements

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) concerning the Company and its operating subsidiaries. Forward-looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of management of the Company. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements.

CONTACT:                              -OR-           INVESTOR RELATIONS COUNSEL:
Rand Logistics, Inc.                                 The Equity Group Inc.
Laurence S. Levy, Chairman & CEO                     Loren G. Mortman
212-644-3450                                         (212) 836-9604
                                                     LMortman@equityny.com
                                                     www.theequitygroup.com

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